CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ADMA Biologics, Inc. on Form S-3 of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, dated February 24, 2017 on our audits of the consolidated financial statements of ADMA Biologics, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the years then ended, which report is included in the Annual Report on Form 10-K of ADMA Biologics, Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey

June 16, 2017